ICON Health & Fitness, Inc. Results of Operations for the three and nine months ended March 4, 2006 April 18, 2006

For the three months ended March 4, 2006, ICON Health & Fitness, Inc. (the "Company") reported net sales of $299.4 million, compared to $311.5 million for the three months ended February 26, 2005, which represents an $12.1 million, or a 3.9% decrease over the corresponding three-month period ended February 26, 2005. For the nine months ended March 4, 2006, the Company reported net sales of $709.1 million, compared to $729.5 million for the nine months ended February 26, 2005, which represents an $20.4 million, or 2.8%, decrease over the corresponding six-month period ended February 26, 2005. The decrease in product sales was primarily due to lower customer demand for certain products.

Net income for the three months ended March 4, 2006 was $10.3 million, compared to a net loss of $0.8 million for the three months ended February 26, 2005. Net loss for the nine months ended March 4, 2006 was $20.4 million, compared to a net loss of $39.7 million for the nine months ended February 26, 2005.

Income before interest expense, income tax expense, depreciation and amortization and certain non-recurring items ("EBITDA") for the three months ended March 4, 2006 was $27.7 million compared to $17.3 million for the three months ended February 26, 2005. Income before interest expense, income tax expense, depreciation and amortization and certain non-recurring items ("EBITDA") for the nine months ended March 4, 2006 was $40.2 million compared to a negative $15.8 million for the nine months ended February 26, 2005. The loss on extinguishment of debt and the loss from discontinued operations incurred in the period ended March 4, 2006 meets the definition of "non-recurring" in relevant SEC guidelines. To supplement our consolidated financial statements presented in accordance with GAAP, we use the non-GAAP measure of EBITDA, which is adjusted from our GAAP results to exclude certain expenses. These non-GAAP adjustments are provided to enhance the reader's overall understanding of our current financial performance and our prospects for the future. The Company believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses that we believe are not indicative of our core operating results. The non-GAAP measures are included to provide us and investors with an alternative method for assessing our operating results in a manner that is focused on the performance of our ongoing operations and to provide a more consistent basis for comparison between quarters. For example, EBITDA can be used to measure our ability to service debt, fund capital expenditures and expand our business. Further, these non-GAAP results are one of the primary indicators we use for planning and forecasting in future periods. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with accounting principles generally accepted in the United States.

This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States, nor should it be considered as an indicator of our overall financial performance. Our calculation of EBITDA may be different from the calculation used by other companies and, therefore, comparability may be limited.

The following table reconciles net income (loss) to EBITDA for the three months and nine months ended March 4, 2006 and February 26, 2005, respectively

Three months	nine months

March 4, 2006
Net loss	$10.3	$(20.4)
Add back:
Depreciation and amortization	5.3	20.7
Benefit from income tax	1.0	2.1
Interest expense	9.1	23.2
Loss on extinguishment of debt	-	1.7
Amortization of deferred financing fees	0.5	1.2
Discontinued operations	1.5	11.7

EBITDA	$27.7	$40.2

Three months	nine months

February 26, 2005
Net loss	$(0.8)	$(39.7)
Add back:
Depreciation and amortization	6.4	17.8
Provision for income tax	(1.8)	(26.1)
Interest expense	8.0	21.1
Amortization of deferred financing fees	0.2	0.8
Discontinued operations	5.3	41.9

EBITDA	$17.3	$15.8

Total assets as of March 4, 2006 and May 31, 2005 were $466.2 million and $460.7 million, respectively. The increase in assets was primarily attributable to the increases in accounts receivable. Accounts receivable increased as a result of the Company entering into its peak periods for sales. Net debt (current portion of long-term debt plus long-term debt less cash) for the nine-month period ended March 4, 2006 and the fiscal year ended May 31, 2005 was $325.4 million and $282.1 million, respectively. This increase represents the amounts to fund operating activities for the period, including capital expenditures purchases which were $7.7 million compared to capital expenditures of $16.1 million in the nine months ended February 26, 2005.

The Company is one of the largest manufacturers and marketers of fitness equipment. The Company is headquartered in Logan, Utah and has approximately 3,500 employees worldwide. The Company develops, manufactures and markets fitness equipment under the following Company-owned brand names: ProForm, NordicTrack, Weslo, HealthRider, Image, Weider, Epic, Free Motion Fitness and, under license, Reebok and Gold's Gym.

The market for exercise equipment is highly seasonal, with peak periods occurring from late fall through early spring. As a result, the first and fourth quarters of every year are generally the Company's weakest periods in terms of sales. During these periods, the Company builds product inventory to prepare for the heavy demand anticipated during the peak season. This operating strategy helps the Company to realize the efficiencies of a steady pace of year-round production.

The Company will hold a conference call with investors on Wednesday, April 19, 2005; at 5:00 p.m. EST to discuss its financial results for the three months and nine months ended March 4, 2006 filed on Form 10-Q with the Securities and Exchange Commission on April 18, 2006. The Form 10-Q can be accessed at www.sec.gov. ICON Chairman and CEO, David J. Watterson and CFO, Fred Beck, will co-host the call. To participate by phone, please dial 888-790-5444. Callers should ask to be connected to the "ICON EARNINGS" conference call.

A telephonic playback will be available approximately one hour after the call ends through 12:59 A.M. (CT), April 27, 2006. To listen to the playback, please dial 866-463-4974.

This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes or fluctuations in global economic conditions; currency exchange rates; product demand and industry capacity; competitive products and pricing; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; the mix of sales between high margin and low margin products; possible disruption in commercial activities due to terrorist activity and armed conflict; ability to obtain financing and capital on commercially reasonable terms; acquisition and divestiture activities; the level of excess or obsolete inventory; the ability to enforce patents; product and components performance issues and litigation. These and other risk factors are identified in the Company's filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and the Company undertakes no obligation to update them in light of new information or future events.

For more information, please contact:

Fred Beck
CFO and Treasurer
Tel. 1-435-786-5000
fbeck@iconfitness.com